      Exhibit 24

November 30, 2012

To Whom It May Concern:

I hereby give permission to USA Synthetic Fuel Corporation, through its
Corporate Secretary, Lynne R. Graves, to file Forms 3, 4, and 5 on my behalf.

Sincerely,

/s/ Ernest K. Jacquet
Ernest K. Jacquet